Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$64,389
Class B	$522
Class C	$1,930
Class F1	$5,188
Class F2	$3,259
Total	$75,288
Class 529-A	$3,232
Class 529-B	$63
Class 529-C	$522
Class 529-E	$136
Class 529-F1	$708
Class R-1	$88
Class R-2	$954
Class R-3	$1,346
Class R-4	$1,194
Class R-5	$499
Class R-6	$3,875
Total	$12,617

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1331
Class B	$0.0820
Class C	$0.0787
Class F1	$0.1297
Class F2	$0.1515
Class 529-A	$0.1266
Class 529-B	$0.0724
Class 529-C	$0.0737
Class 529-E	$0.1095
Class 529-F1	$0.1418
Class R-1	$0.0787
Class R-2	$0.0801
Class R-3	$0.1082
Class R-4	$0.1308
Class R-5	$0.1507
Class R-6	$0.1544

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	491,856
Class B	5,696
Class C	23,877
Class F1	40,225
Class F2	22,203
Total	583,857
Class 529-A	27,132
Class 529-B	779
Class 529-C	7,400
Class 529-E	1,344
Class 529-F1	5,248
Class R-1	1,131
Class R-2	11,880
Class R-3	12,172
Class R-4	9,370
Class R-5	3,427
Class R-6	26,486
Total	106,369

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.69
Class B	$13.69
Class C	$13.69
Class F1	$13.69
Class F2	$13.69
Class 529-A	$13.69
Class 529-B	$13.69
Class 529-C	$13.69
Class 529-E	$13.69
Class 529-F1	$13.69
Class R-1	$13.69
Class R-2	$13.69
Class R-3	$13.69
Class R-4	$13.69
Class R-5	$13.69
Class R-6	$13.69